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                                                                     Exhibit 2.1

                            ASSET PURCHASE AGREEMENT
                            ------------------------

                  This Asset Purchase Agreement ("Agreement") is entered into this 6th day of February, 1998, by and among WAEKON INDUSTRIES, INC., a Pennsylvania corporation ("Seller"), PETER VINCI, an individual, (the "Stockholder"), and WAEKON CORPORATION, an Ohio corporation ("Buyer"), a wholly-owned subsidiary of Hickok Incorporated ("Hickok").

                                    Recitals:
                                    ---------

                  A. Seller is engaged in the business of design, manufacture and distribution of tools and equipment for the automotive aftermarket and other related business activities and Stockholder owns certain intellectual properties used and potentially useful in such business (the "Business").

                  B. The parties desire that Seller and Stockholder sell to Buyer and that Buyer purchase from Seller and Stockholder substantially all of Seller's and Stockholder's assets and assume identified liabilities related to the Business upon the terms hereinafter set forth.

                  In consideration of and in reliance upon the mutual representations, warranties, covenants, obligations and agreements contained herein and subject to the conditions required by this Agreement, the parties agree as follows:

                  1. PURCHASE AND SALE OF ASSETS.

                           1.1 PURCHASED ASSETS. Seller and Stockholder hereby
agree to sell to Buyer, free and clear of all liens, encumbrances, claims and other restrictions of any kind, and Buyer hereby agrees to purchase, all of Seller's and Stockholder's right, title, and interest in and to all of the properties, assets, and rights owned, used, useful to, acquired for use, or arising or existing in connection with the Business, whether tangible or intangible, and whether or not recorded on Seller's books and records, as the same exist at the Closing (as defined below in Section 9), including, without limitation, the assets of Seller and Stockholder set forth on SCHEDULE 1.1, and further including, without limitation, machinery and equipment, inventory (including raw materials, work-in-process, finished goods, supplies, spare parts, packaging and shipping materials), receivables, contract rights, warranty rights, books and records, software and software licenses, permits and other governmental authorizations pertaining to the Business (to the extent such authorizations may legally be assigned), know-how, trade secrets, patents, trademarks, trade names, copyrights (including applications for the foregoing), and all goodwill of Seller and Stockholder relating to such assets; PROVIDED, HOWEVER, that (i) Seller and Stockholder shall not sell and Buyer shall not purchase the Retained Assets of Seller described in Section 1.2 hereof, and (ii) as to contracts only, Seller shall assign and Buyer shall assume only those contracts of Seller that are set forth on SCHEDULE 2.1. The assets to be purchased and sold pursuant to this Agreement are referred to as the "Purchased Assets."

                           1.2 RETAINED ASSETS. Seller and Stockholder (to the
extent of his ownership) shall retain, and Buyer shall not purchase (i) cash;
(ii) any rights of Seller or Stockholder arising under this Agreement, (iii) Seller's corporate minute books, stock records, and


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tax returns or other similar corporate books and records relating to the
Business, and those records, originals of which Seller is required to maintain under applicable laws (PROVIDED, copies of the same are included among the Purchased Assets), (iv) any of Seller's real estate interests, (v)personal assets and personal business relationships of Stockholder, those product development ideas of Stockholder that are not related to the auto industry nor those product development ideas that do not utilize Buyer's (or its parent's) resources, (vi) contract rights and obligations of Seller that are NOT set forth on SCHEDULE 2.1, or (vii) any other assets of Seller that are set forth on
SCHEDULE 1.2 (collectively, the "Retained Assets").

                  2. LIABILITIES OF SELLER.

                           2.1 ASSUMED LIABILITIES. On the Closing Date, Buyer
agrees to assume, the following liabilities and obligations of Seller and Stockholder existing as of the Closing: (the "Assumed Liabilities"): (a) Seller's trade accounts payable and accrued expenses incurred in the ordinary course of business consistent with past practices to the extent reflected or reserved for on the Closing Balance Sheet (as defined hereafter in Section 3.2(a)) in an amount not to exceed $500,000, (b) up to $900,000 of Seller's bank debt reflected on the Closing Balance Sheet (the liabilities described in subparagraphs 2.1(a) and (b) being sometimes referred to herein as the "Assumed Balance Sheet Liabilities") (c) the liabilities of Seller not reflected on the Closing Balance Sheet but as listed on SCHEDULE 2.1 and (d) those liabilities under the contracts set forth on SCHEDULE 2.1 to the extent the corresponding benefits therefrom are validly assigned to and received by Buyer.

                           2.2 RETAINED LIABILITIES. Except for the Assumed
Liabilities, Buyer shall not assume nor become responsible for any liability or obligation of Seller of any nature whatsoever, whether known or unknown, accrued, absolute, contingent or otherwise, notwithstanding anything in this Agreement to the contrary.

                  3. CONSIDERATION.

                           3.1 PURCHASE PRICE. The initial consideration for the
Purchased Assets shall consist of the following:

                                    (a) Buyer's assumption of the Assumed
Liabilities;

                                    (b) Buyer's cash payment in the amount of
$1,500,000 ("Initial Payment") subject to the provisions of Section 3.2 below, payable as follows:

                                            (i) $1,150,000, payable by wire
transfer in immediately available funds at the Closing to an account designated by Seller in writing; and

                                            (ii) $350,000 (the "Holdback") to be
paid to Seller upon final determination of the Purchase Price Adjustment (as defined and determined, and subject to the provisions of Section 3.2 below).

                           3.2 DELIVERY OF AND ADJUSTMENT TO INITIAL PAYMENT.


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                                    (a) ADJUSTMENT TO INITIAL PAYMENT. The
Initial Payment shall be adjusted on a dollar for dollar basis to reflect the amount by which the net asset value of the Purchased Assets is more or less than $500,000 (the "Purchase Price Adjustment"), as reflected on the balance sheet of the Business for the period ended as close as practicable prior to the Closing Date, prepared in accordance with generally accepted accounting principles, consistently applied, but reflecting only the Purchased Assets and Assumed Liabilities and otherwise in form acceptable to Buyer and Buyer's accounting and legal advisors (the "Estimated Closing Balance Sheet"). For purposes of such calculations, the intellectual property owned by Stockholder and included in the Purchased Assets shall be valued at -0- on the Closing Balance Sheet.

                                    (b) FINAL CLOSING BALANCE SHEET AND PURCHASE
PRICE ADJUSTMENT REVIEW. Seller will cause its independent accountants to prepare the Final Closing Balance Sheet and determine the Purchase Price Adjustment and deliver the same to Buyer in form acceptable to Buyer not later than February 27, 1998, together with a written certification that the Closing Balance Sheet has been prepared in accordance with Section 8.1 hereof and other provisions of this Agreement and that the Purchase Price Adjustment has been calculated in accordance herewith. Thereafter, Buyer's Chief Financial Officer and Buyer's independent accountants will conduct a review of the Closing Balance Sheet and the Purchase Price Adjustment, and Buyer will notify Seller not later than seven (7) days following receipt thereof, as to whether they are acceptable to Buyer. If Buyer objects to the Closing Balance Sheet and/or the Purchase Price Adjustment, and Buyer and Seller are able to resolve their dispute within fifteen (15) days after Buyer's objection, the Closing Balance Sheet and/or the Purchase Price Adjustment (as the case may be) reflecting such resolution will become final and binding on the parties. If Buyer and Seller are unable to resolve their dispute within fifteen (15) days after Buyer's objection, the dispute will be resolved by Lytkowski & Pease, Inc. (the "Third Party Accountants"). The Third Party Accountants will be instructed to perform their services as expeditiously as possible and the resolution of the Third Party Accountants shall be final and binding on the parties. The fees and expenses of the Third Party Accountants for the resolution of the dispute shall be shared by Buyer and Seller in inverse proportion to the respective amounts of the disputed matters which are resolved in each party's favor.

                                    (c) REFUND OR FINAL PAYMENT.

                                            (i) NO POST-CLOSING REFUND OF
PAYMENT. If the Purchase Price Adjustment is zero, the Holdback shall be released to Seller, and no further initial consideration payments will be made.

                                            (ii) POST-CLOSING PAYMENT. If the
Purchase Price Adjustment is a positive amount, Buyer will pay Seller the Purchase Price Adjustment by wire transfer of immediately available funds to an account designated in writing by Seller, and the Holdback shall be released to Seller.

                                            (iii) POST-CLOSING REFUND. If the
Purchase Price Adjustment is a negative amount, the Holdback shall be reduced by such negative amount to a maximum of the Holdback. If the negative amount of the adjustment exceeds the Holdback, the Seller will return cash consideration received from Buyer pursuant to Section 3.(b)(i) in an


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amount equal to the amount by which the negative adjustment exceeds the
Holdback. In the event the amount of the Holdback is reduced, Buyer shall retain such reduction.

                                            (iv) TIME OF POST-CLOSING PAYMENT OR
REFUND. Payment of the Holdback as adjusted and any other post-closing payment provided for under this Section 3.2(c), if any, will be made not more than three
(3) days after the Purchase Price Adjustment becomes final, as contemplated by
Section 3.2(b) hereof.

                           3.3 EARN OUT. In addition to the payment provided for
in Section 3.1(b), subject to Section 7.2 (but without regard to Section 3.2(c)), Buyer, will pay additional purchase price consideration based upon the operations of the Business for the period of sixty (60) months immediately following the Closing (the "Earn Out Period"). The Earn Out Period payments will be made within 90 days after the end of each of the Buyer's five (5) fiscal years following the Closing and will be an amount equal to the sum of (A) 2.5% of the Business' Revenues during the Earn Out Period of each such year, plus (B) 25% of the Business' Earnings Before Taxes during the Earn Out Period of each such year (collectively, the "Earn Out"); provided, however, once the Earn Out has reached $3,500,000 in the aggregate, the formula for computing the amount of the Earn Out for the remainder of the Earn Out Period shall change from the sum set forth above to 10% of the Business' Earnings Before Taxes during each fiscal year or portion thereof remaining in the Earn Out Period. Notwithstanding the foregoing, the minimum Earn Out payable each year of the Earn Out Period shall be $150,000. An allocation of Revenues and Earnings Before Taxes will be made to reflect any partial year of ownership of the Business by Buyer or calculation of the Earn Out Period.

                  For purposes of calculating the Earn Out, (A) "Revenues" shall mean all of Buyer's income from the sale of the Business' Products net of returns and reserves, and (B) "Earnings Before Taxes" shall mean the Buyer's Business earnings as a separate division or subsidiary of Hickok Incorporated after the Closing, determined in accordance with generally accepted accounting principles, consistently applied, but excluding any expenses attributable to Buyer's administrative costs not directly related to operation of the Business, amortization of the goodwill associated with Buyer's purchase of the Business pursuant to this Agreement, and interest expense on the money borrowed by Buyer to effect such purchase.

                           3.4 ALLOCATION OF PURCHASE PRICE. The parties agree
to allocate the Purchase Price (as defined in Section 3.1) pursuant to and in compliance with Internal Revenue Code Section 1060, by the residual method to the Assets as set forth on SCHEDULE 1.1. The parties agree that the fair market value approximates the book values of the class III assets and that the balance of the purchase price will be assigned to the class IV assets. The parties further agree to complete and execute any relevant Internal Revenue Service forms evidencing their good faith agreement to such allocation, and to file any other federal or state tax forms in a manner consistent with the allocated Purchase Price.

                  4. REPRESENTATIONS AND WARRANTIES OF SELLER AND STOCKHOLDER. Seller and the Stockholder hereby jointly and severally represent and warrant to Buyer as follows:

                           4.1 ORGANIZATION, AUTHORITY AND CAPACITY. Seller is a
corporation duly incorporated, validly existing and in good standing under the laws of the State of Pennsylvania, is


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in good standing as a foreign corporation qualified to do business in such other states where the Business is conducted, and has full corporate power and authority to own, lease and operate its assets and properties and, carry on the Business as and where such assets and properties are now owned or leased and as such business is presently being conducted. Seller and the Stockholder have full power, authority, and legal capacity to execute, deliver, and perform this Agreement in accordance with its terms, and such execution, delivery and performance has been approved by all requisite corporate action by Seller. This Agreement has been duly executed and delivered by Seller and the Stockholder and constitutes the legal, valid and binding obligation of Seller and the Stockholder, enforceable against Seller and the Stockholder in accordance with its terms.

                           4.2 NO CONSENTS OR CONFLICTS. Except as set forth on
SCHEDULE 4.2, no consent of, or filing with, any governmental authority or third party is required in connection with the execution, delivery or performance of this Agreement or any of the other agreements, instruments or documents to be delivered by or on behalf of Seller or the Stockholder in connection herewith. Neither the execution or delivery nor the performance of this Agreement or any of the other agreements, instruments or documents to be delivered by or on behalf of Seller or the Stockholder in connection herewith conflicts with, violates or results in any breach of: (i) any judgment, decree, order, statute, rule or regulation applicable to Seller or the Stockholder, (ii) any agreement or instrument to which Seller or the Stockholder is a party or by which Seller or any of its assets is bound, or (iii) any provision of the Articles of Incorporation or the By-Laws of Seller.

                           4.3 FINANCIAL STATEMENTS. Seller has previously
delivered to Buyer Seller's financial statements for the year ended December 31, 1996, and for the twelve (12) month period ended December 31, 1997, including its balance sheet as of December 31, 1997 (the "Balance Sheet") (all of the foregoing described financial statements, along with the Balance Sheet are hereinafter referred to as the "Seller Prepared Financial Statements"). The Seller Prepared Financial Statements present fairly Seller's financial position as of the dates indicated and results of operations for the periods indicated on a basis consistently applied, except as may be indicated therein or in the notes thereto.

                           4.4 NO LIABILITIES. Seller has no liabilities or
obligations of any kind (accrued, absolute, contingent, known, unknown or otherwise) except (i) as reflected on the Balance Sheet, (ii) as incurred in the ordinary course of business, consistent with past practice, since the date of the Balance Sheet and (iii) as set forth on SCHEDULES 2.1 AND 4.4.

                           4.5 NO CHANGES. Since the date of the Balance Sheet,
Seller has operated only in the ordinary course, consistent with past practice, and there has not been any material adverse change, or any event, fact or circumstance which might reasonably be expected to result in a material adverse change, in the assets, liabilities, operating performance, business relationships, or prospects of the Business. Without limiting the generality of the foregoing, since the date of the Balance Sheet, except as set forth on
SCHEDULE 4.5, there has not been with respect to the Business any:

                                    (a) waiver, release, cancellation or
compromise of any debts owed to it or claims or rights against others exceeding $10,000 in the aggregate;


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                                    (b) sale, disposition or subjection to any
lien of any assets other than inventory in the ordinary course of business;

                                    (c) unusual or novel method of transacting
business engaged in by Seller or any change in Seller's accounting procedures or practices (except as required by Buyer) or its financial structure;

                                    (d) any increase in salaries, bonuses or
benefits paid or payable to any employee of more than 5% (on an annualized basis); or

                                    (e) any material (defined as value of
$75,000 or more) damage, destruction or loss to or of the assets of Seller.

                           4.6 TITLE TO PURCHASED ASSETS. Except as set forth on
SCHEDULE 4.6, Seller and/or Stockholder own all of the Purchased Assets free and clear of all liens, claims, encumbrances and other restrictions or limitations of any kind whatsoever affecting the ability to use or transfer the Purchased Assets. Except as noted on SCHEDULE 4.6, all liens, claims, encumbrances or other restrictions or limitations set forth therein shall be fully released and canceled at the Closing.

                           4.7 OWNERSHIP OF SELLER. The Stockholder and the
other stockholders listed on SCHEDULE 4.7 own beneficially and of record, free and clear of all liens and encumbrances, all of the issued and outstanding capital stock of Seller.

                           4.8 ASSETS OWNED. Except for the Retained Assets, the
Purchased Assets comprise all of those assets which are used or useful in the operation of the Business in the ordinary course as presently conducted.

                           4.9 COMPLIANCE WITH LAWS AND ORDERS.

                                    4.9(a) COMPLIANCE. Except as set forth in
SCHEDULE 4.9.(A), Seller (including each and all of its operations, practices, properties and assets) is in compliance with all applicable laws, including, without limitation, those applicable to discrimination in employment, occupational safety and health, trade practices, competition and pricing, product warranties, zoning, building and sanitation, employment, retirement and labor relations, product advertising and the Environmental Laws as hereinafter defined, except where its failure to be in compliance could not reasonably be


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expected to have a material adverse affect on the transactions contemplated by this Agreement. Except as set forth in SCHEDULE 4.9.(A), neither Seller nor the Stockholder has received written notice of any violation or alleged violation of, and to their knowledge, is subject to any Liability for past or continuing violation of, any laws. All reports and returns required to be filed by Seller or the stockholders of Seller in respect of the Business with any Government Entity have been filed, and were accurate and complete when filed.

                                    4.9(b) LICENSES AND PERMITS. Seller has all
licenses, permits, approvals, authorizations and consents of all Government Entities and all certification organizations required for the conduct of the Business (as presently conducted) and operation of the Seller's facilities, except where its failure to be in compliance could not reasonably be expected to have a material adverse affect on the transactions contemplated by this Agreement. All such licenses, permits, approvals, authorizations and consents are described in SCHEDULE 4.9.(B)(1), are in full force and effect. Except as set forth in SCHEDULE 4.9.(B)(2), Seller (including its operations, properties and assets) is and has been in compliance with all such permits and licenses, approvals, authorizations and consents, except where its failure to be in compliance could not reasonably be expected to have a material adverse affect on the transactions contemplated by this Agreement.

                                    4.9(c) ENVIRONMENTAL MATTERS. The applicable
laws relating to pollution or protection of the environment, including Laws relating to emissions, discharges, generation, storage, releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic, hazardous or petroleum or petroleum-based substances or wastes ("Waste") into the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Waste including, without limitation, the Clean Water Act, the Clean Air Act, the Resource Conservation and Recovery Act, the Toxic Substances Control Act and the Comprehensive Environmental Response Compensation Liability Act ("CERCLA"), as amended, and their state and local counterparts are herein collectively referred to as the "Environmental Laws". Without limiting the generality of the foregoing provisions of this SECTION 4.9, Seller is in full compliance with all limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws or contained in any regulations, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, except where its failure to be in compliance could not reasonably be expected to have a material adverse affect on the transactions contemplated by this Agreement or the operation of the Business by Buyer after the Closing. Except as set forth in SCHEDULE 4.9.(C), there is no litigation nor any demand, claim, hearing or notice of violation pending or, to the Seller's knowledge, threatened against Seller relating in any way to the Environmental Laws or any order issued, entered, promulgated or approved thereunder, except where its failure to be in compliance could not reasonably be expected to have a material adverse affect on the transactions contemplated by this Agreement or the operation of the Business by Buyer after the Closing. Except as set forth in SCHEDULE 4.9.(C), there are, to the Seller's or the Stockholder's knowledge, no past or present events, conditions, circumstances, activities, practices, incidents, actions, omissions or plans which may interfere with or prevent compliance or continued compliance with the Environmental Laws or with any order issued, entered, promulgated or approved thereunder, or which may give rise to any liability, including, without limitation, Liability under CERCLA or similar state or local Laws, or otherwise form the basis of any litigation, hearing, notice of violation, study or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, release or threatened release into the environment, of any Waste.

                           4.10 ACCOUNTS RECEIVABLE. Except as set forth on
SCHEDULE 4.10, all accounts receivable of the Seller reflected on the Balance Sheet, and as incurred in the normal course of business since the date thereof, represent arm's length sales actually made in the ordinary course of business; are collectible (net of the reserves shown on the Balance Sheet for doubtful accounts) in the ordinary course of business and, to the Seller's and the Stockholder's


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knowledge, are subject to no counterclaim or setoff; and are, to the Seller's and the Stockholder's knowledge, not in dispute.

                           4.11 INVENTORY. All inventory of Seller reflected on
the Balance Sheet consists of a quality and quantity usable and saleable in the ordinary course of business, has a value at least equal to the value shown on such Balance Sheet and is valued in accordance with generally accepted accounting principles at the lower of cost (on a FIFO basis) or market. All inventory purchased since the date of such Balance Sheet consists of a quality and quantity usable and saleable in the ordinary course of business. Except as set forth in SCHEDULE 4.11(A), all inventory of Seller is located on premises owned or leased by Seller as reflected in this Agreement. All work-in-process contained in inventory and listed on SCHEDULE 4.11(B) constitutes items in process of production pursuant to contracts or open orders taken in the ordinary course of business or in anticipation of orders. Neither Seller nor any customer is in material breach of the terms of any obligation to the other, and no valid grounds exist for any set-off of material amounts billable to such customers on the completion of orders to which work-in-process relates. All work-in-process is of a quality ordinarily produced in accordance with the requirements of the orders to which such work-in-process is identified.

                           4.12 NO LITIGATION. Except as set forth on SCHEDULE
4.12, there is no claim, litigation, investigation or proceeding pending or, to the knowledge of Seller, threatened against Seller. Except as set forth on
SCHEDULE 4.12, there are no pending or, to the knowledge of Seller, threatened controversies, grievances or claims by any employee or former employee of Seller with respect to their employment, compensation, benefits or working conditions.

                           4.13 CONDITION. Except as set forth on SCHEDULE 4.13,
all items of tangible property included among the Purchased Assets (excluding individual items of Inventory) are in good operating condition, normal wear and tear excepted, neither require nor are reasonably expected to require any special or extraordinary expenditures to remain in such condition beyond normal maintenance, and are capable of being used for their intended purposes in the ordinary course of business consistent with past practice.

                           4.14 TAXES. All tax returns, reports and declarations
(hereinafter collectively, "Tax Returns") required by any governmental authority to be filed in connection with the properties, Business, income, expenses, net worth and franchises of Seller have been timely filed by either Seller or the stockholders of the Seller. All tax due in connection with the properties, Business, income, expenses, net worth and franchises of Seller ("Taxes") has been paid by either Seller or the stockholders, other than Taxes which are not yet due or which, if due, are not yet delinquent or are being contested in good faith and for which, in all cases, full reserves have been established on the Balance Sheet. There are no tax claims, audits or proceedings pending in connection with the properties, Business, income, expenses, net worth and franchises of Seller, and, to the knowledge of Seller and Stockholder, there are no such threatened claims, audits or proceedings.

                           4.15 EMPLOYEE BENEFITS. All employee benefit plans
(as such term is defined in Section 3(3) of Employee Retirement Income Security Act of 1974 ("ERISA")) and all other employee benefit programs or arrangements of any type (collectively, the "Plans") maintained by Seller or to which Seller contributes are listed on SCHEDULE 4.15(A), and, except as disclosed on



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said SCHEDULE 4.15(B), such Plans comply, in all material respects, with all applicable provisions of any laws, rules or regulations, including, without limitation, the Internal Revenue Code of 1986, as amended ("Code") and ERISA, and have so complied during all prior periods during which any such provisions are applicable. Except as disclosed on said SCHEDULE 4.15(B), Seller (i) has complied in all material respects with the provisions of ERISA applicable to Seller as an employer, plan sponsor, plan administrator or fiduciary of any such Plan, (ii) has administered the Plans in accordance with their terms and (iii) with respect to any Plan maintained by Seller or to which Seller contributes, has made all contributions required of it by any law (including, without limitation, ERISA) or contract and no unfunded liability exists with respect to any Plan.

                           4.16 CONTRACTS AND COMMITMENTS.

                                    4.16(a) REAL PROPERTY LEASES. Except as set
forth in SCHEDULE 4.16(A), Seller has no leases of real property.

                                    4.16(b) PERSONAL PROPERTY LEASES. Except as
set forth in SCHEDULE 4.16(B), Seller has no leases of personal property.

                                    4.16(c) PURCHASE COMMITMENTS. Except as set
forth on SCHEDULE 4.16(C), Seller has no purchase commitments for inventory items or supplies that, together with amounts on hand, constitute in excess of 6 months normal usage and exceeds $100,000 in the aggregate.

                                    4.16(d) SALES COMMITMENTS. Except as set
forth on SCHEDULE 4.16(D), Seller has no sales contracts or commitments to customers or distributors which aggregate in excess of $100,000 to any one customer or distributor (or group of affiliated customers or distributors). Seller has no sales contracts or commitments except those made in the ordinary course of business, at arm's length, and no such contracts or commitments are for a sales price which should result in the recognition of a loss by the Seller (including full amortization of Seller's overhead and selling, general and administrative expenses).

                                    4.16(e) CONTRACTS FOR SERVICES. Except as
set forth on SCHEDULE 4.16(E), Seller has no agreement, understanding, contract or commitment (written or oral) with any officer, employee, agent, consultant, distributor, dealer representative or franchisee that is not cancelable upon 90 days' notice by Seller without liability, penalty or premium of any nature or kind whatsoever.

                                    4.16(f) POWERS OF ATTORNEY. Other than as
provided herein or as set forth on SCHEDULE 4.16(F), the Seller has not given a power of attorney, which is currently in effect, to any person, firm or corporation for any purpose whatsoever.

                                    4.16(g) COLLECTIVE BARGAINING AGREEMENTS.
Seller is not a party to any collective bargaining agreements with any unions, guilds, shop committees or other collective bargaining groups.

                                    4.16(h) LOAN AGREEMENTS. Except as set forth
on SCHEDULE 4.16(H), Seller is not obligated under any loan agreement, promissory note, letter of credit, or other evidence of indebtedness as a signatory, guarantor or otherwise.


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                                    4.16(i) GUARANTEES. Seller has not
guaranteed the payment or performance of any person, firm or corporation, agreed to indemnify any person or act as a surety, or otherwise agreed to be contingently or secondarily liable for the obligations of any person.

                                    4.16(j) CONTRACTS SUBJECT TO RENEGOTIATION.
Seller is not a party to any contract with any Government Entity which is subject to renegotiation.

                                    4.16(k) RESTRICTIVE AGREEMENTS. Except as
set forth on SCHEDULE 4.16(K), Seller is not a party to nor is it bound by any agreement requiring Seller to assign any interest in any trade secret or proprietary information, or prohibiting or restricting Seller from competing in any business or geographical area or soliciting customers or otherwise restricting it from carrying on its business anywhere in the world.

                                    4.16(l) OTHER MATERIAL CONTRACTS. Seller has
no lease, license, contract or commitment of any nature involving consideration or other expenditure in excess of $20,000 or involving performance over a period of more than three months, or which is otherwise material to the operations of Seller not otherwise included on Schedules 4.16(a)-(k) or 4.21.

                                    4.16(m) NO DEFAULT. Except as listed on
SCHEDULE 4.16(M), Seller is not in default under any lease, contract or commitment, nor has any event or omission occurred which through the passage of time or the giving of notice, or both, would constitute a default thereunder or cause the acceleration of any of Seller's obligations or result in the creation of any Lien on any of the Purchased Assets. To the Seller's and the Stockholders' knowledge and as listed on SCHEDULE 4.16(M), no third party is in default under any lease, contract or commitment to which Seller is a party, nor has any event or omission occurred which, through the passage of time or the giving of notice, or both, would constitute a default thereunder or give rise to an automatic termination, or the right of discretionary termination, thereof.

                           4.17 LABOR MATTERS. Except as set forth in SCHEDULE
4.17, within the last five years Seller has not experienced any labor disputes, union organization attempts or any work stoppage due to labor disagreements in connection with its business. Except to the extent set forth in SCHEDULE 4.17,
(a) Seller is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice; (b) there is no unfair labor practice charge or complaint against Seller pending or threatened; (c) there is no labor strike, dispute, request for representation, slowdown or stoppage actually pending or threatened against or affecting Seller nor any secondary boycott with respect to products of Seller; (d) no question concerning representation has been raised or is threatened respecting the employees of Seller; (e) no grievance which might have a material adverse effect on Seller, nor any arbitration proceeding arising out of or under collective bargaining agreements, is pending and no such claim therefor exists; and (f) there are no administrative charges or court complaints against Seller concerning alleged employment discrimination or other employment related matters pending or threatened before the U.S. Equal Employment Opportunity Commission or any Government Entity.

                           4.18 CONFLICTS. Except as set forth on SCHEDULE 4.18,
neither the Stockholder, nor any other person or entity controlled by or under common control with Seller or the Stockholder, has any direct or indirect interest in any business enterprise which does business with Seller or competes with Seller in any manner.

                           4.19 ABSENCE OF CERTAIN BUSINESS PRACTICES. Except as
set forth on SCHEDULE 4.19, Seller and Stockholders have not, and to the knowledge of Seller no employee or agent of Seller, or any other person acting on its behalf has, directly or indirectly, given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other person which (i) might subject Seller to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (ii) if not given in the past, might have had an adverse effect on the Purchased Assets or the Business, or (iii) if not continued in the future, might adversely affect the Purchased Assets, the Business or the prospects of the Business.

                           4.20 BROKERS AND FINDERS. Except as set forth on
SCHEDULE 4.20, no broker, finder or other person or entity acting in a similar capacity has participated on behalf of Seller or its stockholders in bringing about the transactions contemplated herein, rendered any services with respect hereto, or been in any way involved herewith.

                           4.21 INTELLECTUAL PROPERTY. SCHEDULE 4.21 lists all
registered and unregistered trademarks, copyrights, patents, trade secrets, formulas, customer lists and know-how in which Seller or Stockholder now has any interest ("Intellectual Property"), specifying whether such Intellectual Property is owned, controlled, used or held (under license or otherwise) by Seller or Stockholder, and also indicating which of such Intellectual Property is registered. All of the Intellectual Property shown as registered in SCHEDULE
4.21 has been properly registered, all pending registrations and applications have been properly made and filed and all annuity, maintenance, renewal and other fees relating to registrations or applications are current. In order to conduct the Business of Seller, as such is currently being conducted or proposed to be conducted, Seller does not require any Intellectual Property that it does not already have or is available from Stockholder. Neither Seller nor Stockholder is infringing and has not infringed any Intellectual Property of another in the operation of the Business of Seller, nor, to Seller's or the Stockholder's knowledge, is any other person infringing the Intellectual Property of Seller or Stockholder. Neither Seller nor Stockholder has granted any license or made any assignment of any Intellectual Property listed on
SCHEDULE 4.21, except as noted on said Schedule 4.21, and no other person has any right to use any Trade Right owned or held by Seller or Stockholder. Seller nor Stockholder pays any royalties or other consideration for the right to use any Intellectual Property of others. There is no litigation pending or, to Seller's or the Stockholders' knowledge, threatened to challenge Seller's or Stockholder's right, title and interest with respect to its continued use and right to preclude others from using any Intellectual Property of Seller or Stockholder. All Intellectual Property of Seller and or Stockholder is valid and enforceable, and there are no equitable defenses to enforcement based on any act or omission of Seller.

                           4.22 MAJOR CUSTOMERS AND SUPPLIERS.

                                    4.22(a) MAJOR CUSTOMERS. SCHEDULE 4.22.(A)
contains a list of the 20 largest customers, including distributors, of Seller for the combined two (2) most recent fiscal years (determined on the basis of the total dollar amount of net sales) showing the total dollar amount of net sales to each such customer during each such year. Neither Seller nor the Stockholder has any knowledge or information of any facts indicating, nor any other reason to believe, that any of the customers listed on SCHEDULE 4.22.(A) will not continue to be customers of the business of Seller after the Closing at substantially the same level of purchases as heretofore.

                                    4.22(b) MAJOR SUPPLIERS. SCHEDULE 4.22.(B)
contains a list of the 20 largest suppliers to Seller for the combined two (2) most recent fiscal years (determined on the basis of the total dollar amount of purchases) showing the total dollar amount of purchases from each such supplier during each such year. Neither Seller nor any Stockholder has any knowledge or information of any facts indicating, nor any other reason to believe, that any of the suppliers listed on SCHEDULE 4.22.(B) will not continue to be suppliers to the business of Seller after the Closing and will not continue to supply the business with substantially the same quantity and quality of goods at competitive prices.

                           4.23 NO MISREPRESENTATIONS. No representation or
warranty made by Seller or the Stockholder in this Agreement, the Schedules or Exhibits hereto, or any certificate or document delivered to Buyer contains any untrue statement of a material fact or omits to state a fact necessary to make the statements and facts contained therein or herein, in light of the circumstances under which they are made, not false or misleading. Copies of all documents delivered or made available to Buyer by Seller were complete and accurate copies of such documents.

                           4.24 KNOWLEDGE DEFINED. For purposes of this Section
4, "to the knowledge of Seller" shall mean (i) the actual knowledge of the Stockholder, and any officer or director of Seller and (ii) the knowledge any of such persons would have had after making reasonable inquiry of the Seller's personnel and reasonable investigation and review of Seller's books and records and other relevant documentation.

                  5. REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer represents and warrants to Seller and the Stockholder as follows:

                           5.1 ORGANIZATION AND AUTHORITY OF BUYER. Buyer is a
corporation duly incorporated, validly existing and in good standing under the laws of the State of Ohio, and has full corporate power and authority to execute, deliver and perform this Agreement in accordance with its terms. This Agreement and the transactions contemplated by this Agreement, have been authorized by all necessary corporate action of Buyer. This Agreement has been duly executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

                           5.2 NO CONSENTS OR CONFLICTS. No consent of, or
filing with, any governmental authority or third party is required in connection with the execution, delivery or performance of this Agreement by Buyer. Neither the execution or delivery nor the performance of this Agreement or any of the other agreements, instruments or documents to be delivered by or on behalf of Buyer in connection herewith conflicts with, violates or results in any breach of: (i) any judgment, decree, order, statute, rule or regulation applicable to Buyer, (ii) any agreement to which Buyer is a party or by which it is bound, or
(iii) any provision of the Articles of Incorporation or the By-Laws of Buyer.

                           5.3 BROKERS AND FINDERS. Except as set forth on
Schedule 5.3, no broker, finder or other person or entity acting in a similar capacity has participated on behalf of Buyer in bringing about the transactions contemplated herein, rendered any services with respect thereto or been in any way involved therewith.

                  6. SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND COVENANTS.

                           6.1 The representations and warranties of Seller and
the Stockholder set forth in Section 4 hereof will survive the Closing, regardless of any investigation made by any party hereto, until the second anniversary of the Closing Date, except that the representations and warranties contained in Sections 4.1, 4.2, 4.6, 4.9, 4.12, 4.14 and 4.21 will survive for the applicable statute of limitations (including extensions). The representations and warranties of Buyer set forth in Section 5 hereof will survive the Closing, regardless of any investigation made by any party hereto, until the second anniversary of the Closing Date, except that the representations and warranties contained in Section 5.1 and 5.2 will survive for the applicable statute of limitations (including extensions).

                           6.2 The restrictive covenants set forth in Section
7.1 shall survive the Closing or termination of this Agreement for any reason, and the other covenants contained in Sections 7.2, 7.3, 7.4, 7.5, and 8 shall survive the Closing.

                  7. RESTRICTIVE COVENANTS.

                           7.1 CONFIDENTIALITY. Without the prior written
consent of the other party, both parties shall at all times hold in strictest confidence the terms of this Agreement and any and all non-public information concerning the Business, Buyer or any of Buyer's affiliated companies, except as necessary to enforce a good faith claim against the other party or mandated by a court order or other judicial or administrative process.

                           7.2 NON-COMPETITION. Seller shall not, for a period
from the Closing to one (1) year following the final Earn Out Period payment, without the prior written consent of Buyer, engage or invest, directly or indirectly, in any form of business activity or organization that is substantially similar to the Business in any area where Buyer or any affiliate of Buyer operates the Business. The Employment Agreement with the Stockholder provided for in Section 8.3 shall contain a restrictive covenant similar to that contained in the previous sentence.

                               In the event Seller breaches the covenant
contained in this Section 7.2 or Stockholder breaches the restrictive covenant contained in the Employment Agreement, Buyer's obligations under Section 3.3 hereof shall be limited to the minimum payment required under such Section from and after the date of the first such breach. Any limitation of payment by Buyer under Section 3.3 pursuant to the operation of this Section shall be in addition to and not in limitation of any rights of enforcement or damages available to Buyer in respect of a breach by Seller or Stockholder with respect to any other Section contained in this Agreement.

                           7.3 NON-INTERFERENCE. Seller shall not, for a period
from the Closing to one (1) year following the final Earn Out Period payment, without the prior written consent of Buyer, directly or indirectly induce or attempt to induce any employee, agent, consultant, representative, supplier, or customer of Buyer or any of its affiliated companies to terminate its relationship with Buyer or such affiliate or otherwise interfere with a relationship between Buyer or such an affiliate and any of their employees, agents, consultants, representatives, suppliers, or customers.

                           7.4 ADEQUATE CONSIDERATION. Seller and Stockholder
acknowledge and agree that the obligations of Buyer hereunder constitute adequate consideration for the their obligations under this Section 7.

                           7.5 REMEDIES. Seller acknowledges that a breach of
any of the provisions of this Section 7 will result in irreparable damage to Buyer for which there will be no adequate remedy at law, and agree that Buyer, in addition to its rights at law, will be entitled to injunctive and other equitable relief to enforce such provisions, without having to post any bond.

                           7.6 REFORMATION. In the event any provision of this
Section 7 shall be determined to be unenforceable or invalid, such provision shall be enforceable in part to the fullest extent permitted by law, such invalidity or unenforceability shall not otherwise affect any other provision of this Agreement or any similar agreement, and this Agreement shall otherwise remain in full force and effect.

                  8. ADDITIONAL AGREEMENTS.

                                    8.1(a) Seller and Stockholder will cause the
financial statements of Seller to be prepared and audited for the 12 month period ending December 31, 1997 ("1997 Audit") by Seller's independent public accountants and to have such financial statements and audit report prepared and delivered to Buyer at least seven (7) days prior to the Closing in form and substance satisfactory to Buyer and otherwise

                                    (i) to comply with the rules and regulations
promulgated by the Securities and Exchange Commission for inclusion of such financial statements and audit report in Buyer's required filings under the Securities Act of 1933, as amended and the Securities Exchange Act of 1934 as amended (together, the "Securities Laws");

                                    (ii) including a report of Sellers'
independent public accountants without any exceptions in respect of the audit of the balance sheet or statement of income of Seller; and

                                    (iii) accompanied by the consent of such
independent public accountants to be inclusive of their report and such financial statements as part of the required reports, registration statements and filings by Buyer under the Securities Laws as may be required from time to time in the future.

                                    Buyer will assume and pay the reasonable
costs and expenses of such audit by Seller's independent public accountant to the extent that such costs exceed the amount otherwise attributable to the form of accounting review typically performed by such accountant in respect of Seller's fiscal year and financial statement preparation and report; provided Buyers obligations assumed in this sentence will not exceed $15,000. Buyers independent public accountants may observe such audit or portions thereof as may be advisable in Buyer's discretion.

                           8.1(b) The Closing Balance Sheet prepared pursuant to
Section 3.2(b) will reflect a net worth of Seller of at least $500,000, bank debt not in excess of $900,000 and other balance sheet liabilities to be assumed by Buyer not in excess of $500,000.

                           8.1(c) Seller and Stockholder will cause the 1997
Audit and the Closing Balance Sheet to be prepared in accordance with generally accepted accounting principles, consistently applied with Seller's past practices except with modifications accepted by Buyer in writing and will fairly reflect the Seller's financial condition as of the dates of such balance sheets and results of operations for the periods indicated.

                           8.2 As of the Closing, Buyer may not have all
required licenses, permits and other governmental or vendor authorizations necessary for it to take title to all of the Purchased Assets and to hereafter operate all aspects of the Business. Seller agrees to cooperate with Buyer in timely obtaining such licenses, permits and other governmental and vendor authorizations, and further agrees that Buyer, at its request, may operate the Business under the authority of any of Seller's licenses, permits or other governmental authorizations of the type that Buyer has not yet obtained, PROVIDED, that such operation does not violate applicable Laws or regulations, and that Buyer indemnifies and holds Seller harmless against any and all costs, liability, loss, damage or deficiency resulting from Seller's good faith performance of these obligations at Buyer's request.

                           8.3 At the Closing, Buyer or its parent will enter
into an Employment Agreement with Stockholder, to be effective from and after the Closing, in substantially the form attached hereto as Exhibit A (the "Employment Agreement").

                           8.4 At the Closing, Buyer will enter into a lease
with Stockholder with respect to the Kirkwood Pennsylvania premises where the Business is currently conducted, to be effective from and after the Closing, on terms commercially satisfactory to Buyer (which terms shall include market rate rent) and in substantially the form attached hereto as Exhibit B (the "Lease").

                           8.5 The parties hereto agree to execute and deliver
to any other party any and all documents and instruments, and do and perform such acts, in addition to those expressly provided for herein, as may be necessary or appropriate to carry out or evidence the transactions contemplated by this Agreement, whether before, at or after the Closing. Notwithstanding anything contained in this Agreement to the contrary, this Agreement will not constitute an agreement to assign any contract or claim or any right or benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without the consent of a third party thereto, would constitute a breach thereof or in any way affect the rights of Buyer thereunder. Seller and the Stockholder shall use their best efforts to obtain the consent of the other party to any of the foregoing contracts or claims to the assignment thereof to Buyer in all cases that such consent is required for assignment or transfer.

                           8.6 Buyer shall use all reasonable efforts to collect
the accounts receivable included in the Purchased Assets. If and to the extent Seller indemnifies Buyer for a breach of Seller's representation and warranty concerning collectability of Seller's accounts receivable set forth in Section
4.10 Buyer shall transfer such account receivable to Seller who may thereafter pursue collection by any means it deems appropriate.

                           8.7 During the period commencing on the Closing Date
and ending upon the final Earn Out Period payment contemplated by SECTION 3.3, Buyer covenants and agrees as follows:

                                    (a) Buyer shall cause separate and distinct
books and records for the Business to be maintained;

                                    (b) Buyer shall deliver to Stockholder, the
appointed representative of Seller, within forty-five (45) days following the close of each fiscal quarter of Buyer (other than that coinciding with the end of its fiscal year) such information as is reasonably required by Seller in order to substantiate calculations of the Earn Out payments provided in Section
3.3 hereof, as of such date.

                  9. CLOSING. The consummation of the transactions contemplated by this Agreement (the "Closing") will take place on FEBRUARY 16, 1998, upon the satisfaction of each of the following conditions, at the offices of Calfee, Halter & Griswold LLP, Cleveland, Ohio, or at such other date or place as the parties may agree in writing, and shall be effective as of the close of business on such date (the "Closing Date"); provided however, if the Closing has not occurred by April 30, 1998, this Agreement shall be terminated and the parties shall be released from their obligations hereunder, except those provisions hereof that, by their terms, surviving such termination.

                           9.1 CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS. The
obligations of Buyer under this Agreement are subject to and shall be conditioned upon the satisfaction by Seller and Stockholder of each of the following conditions:

                                    (a) INTERIM PERIOD CONDITIONS.

                                            (i) REPRESENTATIONS AND WARRANTIES
TRUE. The representations and warranties of Seller and Stockholder contained herein shall have been true and correct in all material respects on and as of the date of this Agreement, and shall be true and correct in all material respects on and as of the Closing Date as if those representations and warranties were made on and as of the Closing Date, except for changes permitted by the terms of this Agreement and except insofar as any of those representations and warranties relate solely to a particular date or period, in which case they shall be true and correct in all material respects on and as of the Closing Date with respect to such date or period.

                                            (ii) PERFORMANCE OF OBLIGATIONS AND
AGREEMENTS. Seller and the Stockholder shall have performed, in all material respects, their obligations and agreements contained in this Agreement to be performed or complied with by them on or before the Closing Date.

                                            (iii) NO CHANGE. There shall have
been no material adverse change in the financial condition, results of operations, or prospects of the Business or the Purchased Assets since the date of this Agreement.

                                            (iv) LEGAL ACTION. There shall be no
pending or threatened legal action or inquiry which challenges the validity or legality of or seeks or could reasonably be expected to prevent, delay or impose conditions on the consummation of the transactions contemplated by this Agreement.

                                            (v) DUE DILIGENCE REVIEW. Buyer
shall have conducted a due diligence review of Seller and the Purchased Assets the results of which are satisfactory to Buyer, it being agreed that Buyer shall have the right but not the obligation to undertake such a review at Buyer's expense.

                                            (vi) LIEN TERMINATIONS. Buyer shall
have received terminations of all security interests in, and releases of all liens on, the Purchased Assets, including, but not limited to, UCC Termination Statements, except to the extent such liens are listed on SCHEDULE 4.6.

                                            (b) CLOSING DELIVERIES. The
following items shall have been delivered to Buyer, in form and substance acceptable to Buyer and its counsel:

                                            (i) CONSENTS. The consent to the
transactions contemplated by this Agreement of any third party whose consent is required for the consummation of such transactions by Seller or the Stockholders;

                                            (ii) BOARD AND STOCKHOLDER APPROVAL.
Certified copies of the resolutions of Seller's Board of Directors and the Stockholders approving the consummation of the transactions contemplated by this Agreement;

                                            (iii) TRANSFER INSTRUMENTS. Bills of
sale, assignments and other transfer instruments sufficient to convey, transfer, and assign to Buyer, and to effectively and legally vest in Buyer all of Seller's and Stockholder's right, title and interest in and to the Purchased Assets;

                                            (iv) APPOINTMENT OF VINCI. An
instrument signed by Seller and any other necessary persons appointing Vinci as the sole representative of Seller, its stockholders and any assignee of them for purposes of dealing with Buyer on behalf of Seller and others in respect of the adjustment to the initial consideration and the Earn Out Period payments.

                                            (v) CLOSING CERTIFICATE. A
certificate signed by Seller's President and the Stockholder, in form satisfactory to Buyer, to the effect that there has been no material adverse change to the Business or the Purchased Assets since the date of this Agreement and as to compliance by Seller and Stockholder with the Agreement;

                                            (vi) EMPLOYMENT AGREEMENT. The
Employment Agreement fully signed by Vinci;

                                            (vii) LEASE. The Lease fully signed
by Vinci; and

                                            (viii) OPINION OF SELLER'S COUNSEL.
The opinion of Seller's counsel in respect of the organization and authority of Seller, validity and enforceability of the

Agreement and the transfer of the Purchased Assets and such other matters as Buyer reasonably requests;

                                            (ix) OTHER DELIVERIES. Such other
instruments and documents as may be reasonably requested in order to give effect to the transactions contemplated by this Agreement.

                           9.2 CONDITIONS PRECEDENT TO SELLER'S AND THE
STOCKHOLDER'S OBLIGATIONS. The obligations of Seller and the Stockholder under this Agreement are subject to and shall be conditional upon the satisfaction by Buyer, of each of the following conditions:

                                    (a) INTERIM PERIOD CONDITIONS.

                                            (i) REPRESENTATIONS AND WARRANTIES
TRUE. The representations and warranties of Buyer contained herein shall have been true and correct in all material respects on and as of the date of this Agreement, and shall be true and correct in all material respects on and as of the Closing Date as if those representations and warranties were made on and as of the Closing Date, except for changes permitted by the terms of this Agreement and except insofar as any of those representations and warranties relate solely to a particular date or period, in which case they shall be true and correct in all material respects on and as of the Closing Date with respect to such date or period.

                                            (ii) PERFORMANCE OF OBLIGATIONS AND
AGREEMENTS. Buyer shall have performed, in all material respects, its obligations and agreements contained in this Agreement to be performed or complied with by it on or before the Closing Date.

                                    (b) CLOSING DELIVERIES. The following items
shall have been delivered to Seller, in form and substance acceptable to Seller and its counsel:

                                            (i) PAYMENT OF PURCHASE PRICE. The
initial consideration referred to in Section 3.1.(b)(i).;

                                            (ii) CONSENTS. The consent to the
transactions contemplated by this Agreement of any third party whose consent is required for the consummation of such transactions by Buyer; and

                                            (iii) BOARD APPROVAL. Certified
copies of the resolutions of Buyer's Board of Directors approving the consummation of the transactions contemplated by this Agreement.

                                            (iv) OPINION OF BUYER'S COUNSEL. The
opinion of Buyer's counsel in respect of the organization and authority of Buyer, validity and enforceability of the Agreement and such other matters as Seller reasonably requests.

                  10. INDEMNIFICATION.

                           10.1 Seller and the Stockholder jointly and severally
agree to indemnify and hold Buyer harmless from and against (i) any and all loss, damage, liability or deficiency resulting from or arising out of any inaccuracy in or breach of any representation, warranty, covenant, or obligation made or incurred by Seller or the Stockholder herein, (ii) any imposition (including, without limitation, by operation of bulk transfer or other laws) or attempted imposition by a third party upon Buyer of any liability or obligation of Seller which is not an Assumed Liability, (iii) any and all loss, damage, liability or deficiency resulting from or arising out of Seller's generation, production, treatment, transportation, use, or storage before the Closing of, or the presence of for whatever reason on the date hereof, at the Seller's facilities or the real property on which they are located, any substances which could result in damage to the environment or danger to the health and safety of the public and (iv) any and all costs and expenses (including reasonable attorneys' and accountants' fees) related to any of the foregoing.

                           10.2 Buyer agrees to indemnify and hold Seller
harmless from and against (i) any and all loss, damage, liability or deficiency resulting from or arising out of any inaccuracy in or breach of any representation, warranty, covenant, or obligation made or incurred by Buyer herein, (ii) any imposition or attempted imposition by a third party upon Seller of any Assumed Liability, and (iii) any and all costs and expenses (including reasonable attorneys' and accountants' fees) related to any of the foregoing.

                           10.3 If any legal proceedings shall be instituted or
any claim is asserted by any third party in respect of which any party hereto may be entitled to indemnity hereunder, the party asserting such right to indemnity shall give the party from whom indemnity is sought prompt written notice thereof. A delay in giving notice shall only relieve the recipient of liability to the extent the recipient suffers actual prejudice because of the delay. The party from whom indemnity is sought shall have the right, at its option and expense, to participate in the defense of such a proceeding or claim, but not to control the defense, negotiation or settlement thereof, which control shall at all times rest with the party asserting such right to indemnity, unless the proceeding or claim involves only money damages and the party from whom indemnity is sought:

                                    (a) irrevocably acknowledges in writing
complete responsibility for and agrees to indemnify the party asserting such right to indemnity, and

                                    (b) furnishes satisfactory evidence of the
financial ability to indemnify the party asserting such right to indemnity,

in which case the party from whom indemnity is sought may assume such control through counsel of its choice and at its expense, but the party asserting such right to indemnity shall continue to have the right to be represented, at its own expense, by counsel of its choice in connection with the defense of such a proceeding or claim. If the party from whom indemnity is sought does not assume control of the defense of such a proceeding or claim, the entire defense of the proceeding or claim by the party asserting such right to indemnity, any settlement made by the party asserting such right to indemnity, and any judgment entered in the proceeding or claim shall be deemed to have been consented to by, and shall be binding on, the party from whom indemnity is sought as fully as though it alone had assumed the defense thereof and a judgment had been entered in the proceeding or claim in the amount of such settlement or judgment, except that the right of the party from whom indemnity is sought to contest the right of the other to indemnification under this Agreement with respect to the proceeding or claim shall not be extinguished. If the party from whom indemnity is sought does assume control of the defense of such a proceeding or claim, it will not, without the prior written consent of the party asserting such right to indemnity, settle the proceeding or claim or consent to entry of any judgment relating thereto which does not include as an unconditional term thereof the giving by the claimant to the party asserting such right to indemnity a release from all liability in respect of the proceeding or claim. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such proceeding or claim.

                           10.4 The foregoing indemnification provisions are in
addition to, and not in derogation of, any statutory, equitable, or common law remedy available to any party.

                  11. MISCELLANEOUS.

                           11.1 AMENDMENTS; BINDING EFFECT. The Agreement
(including each Schedule and Exhibit hereto) may not be amended or modified except by a document in writing signed by all parties hereto. This Agreement and the rights and obligations of each party hereunder shall be binding upon and shall inure to the benefit of the respective successors and permitted assigns of each of the parties hereto, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other parties; provided, however, that Buyer may assign this Agreement and its rights, interests and obligations hereunder to its parent companies or to any of its wholly-owned subsidiaries or affiliates without the prior, written consent of the other parties hereto.

                           11.2 NOTICES. All notices or other communications
required or permitted to be given hereunder shall be in writing and shall be deemed to be effectively served and delivered (a) when delivered personally; (b) when given by facsimile (with confirmation of receipt and a copy mailed by first-class U.S. mail); (c) one (1) business day following deposit with a recognized national air courier service; or (d) three (3) business days after being deposited in the United States mail in a sealed envelope, postage prepaid, return receipt requested to the appropriate party at the following address (or such other address for a party as shall be specified by notice pursuant hereto):

         If to Seller, or the         Waekon Industries, Inc.
         Stockholder, to:             1674 Kirkwood Pike
                                      Kirkwood, PA  17536-0090
                                      Attn:  Peter Vinci
                                      Facsimile: (717) 529-6111

         With a copy to:              Joel L. Bouve, Esq.
                                      1674 Kirkwood Pike
                                      Kirkwood, PA  17536-0090
                                      Facsimile:  (717) 529-6111

         If to Buyer:                 Waekon Corporation
                                      10514 Dupont Avenue
                                      Cleveland, OH  44108-1399
                                      Attention:  Robert L. Bauman
                                      Facsimile:  (216) 761-9879

         With a copy to:              Calfee, Halter & Griswold LLP
                                      800 Superior Avenue, Suite 1400
                                      Cleveland, Ohio 44114-2688
                                      Attention:.  Michael L. Miller, Esq.
                                      Facsimile:  (216) 241-0816

                           11.3 MISCELLANEOUS. This Agreement together with each
Schedule, Exhibit hereto or other agreements referred to herein between the parties sets forth the exclusive statement of the agreements among the parties concerning the subject matter hereof, and there are no agreements or understandings between or among any of the parties hereto concerning such subject matter other than as set forth herein. The headings to the various provisions of this Agreement are for reference purposes only and shall not be construed as affecting the meaning or interpretation of this Agreement. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same document. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio without regard to any conflict of laws provisions. The parties hereby consent to the non-exclusive jurisdiction of the state and federal courts located in Cleveland, Ohio, provided, however, that the party bringing any legal action to enforce or interpret any of its rights or obligations under this Agreement, may bring such action in any forum that has jurisdiction over such dispute. Either party may seek a binding interpretation of this Agreement in a court or other tribunal in which both parties have been sued or joined by a third party, provided that jurisdiction otherwise exists over the parties.


                          Signatures on following page.

                  IN WITNESS WHEREOF, and intending to be legally bound, the parties have executed this Asset Purchase Agreement on the date first written above.

                                 WAEKON INDUSTRIES, INC.


                                 By: /s PETER VINCI
                                    --------------------------------------------

                                 Title: President
                                       -----------------------------------------

                                 /s/ PETER VINCI
                                 -----------------------------------------------
                                 PETER VINCI


                                 WAEKON CORP.


                                 By: /s/ ROBERT L. BAUMAN
                                    --------------------------------------------


                                 Title: CEO
                                       -----------------------------------------





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